Exhibit 3.64

LIMITED LIABILITY COMPANY

AGREEMENT

of

Simonton Building Products LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of Simonton Building Products LLC (the “Company”) dated as of August 18, 2014 by Fortune Brands Windows, Inc., as the sole member of the Company (the “Member”).

RECITAL

The Member has formed the Company as a limited liability company under the laws of the State of Delaware and desires to enter into a written agreement, in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”), governing the affairs of the Company and the conduct of its business.

ARTICLE I

The Limited Liability Company

1.1 Formation. The Member has previously formed the Company as a limited liability company pursuant to the provisions of the Act. A certificate of formation for the Company as described in Section 18-20I of the Act (the “Certificate of Formation”) has been tiled in the Office of the Secretary of State of the State of Delaware in conformity with the Act.

1.2 Name. The name of the Company shall be “Simonton Building Products LLC” and its business shall be carried on in such name with such variations and changes as the Member shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

1.3 Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

1.4 Registered Office and Agent. The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Company may designate from time to time in the manner provided by the Act and applicable law. The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other person or persons as the Company may designate from time to time in the manner provided by the Act and applicable law.

1.5 Term. Subject to the provisions of Article 6 below, the Company shall have perpetual existence.

ARTICLE II

The Member

2.1 The Member. The name and address of the Member is as follows:

Name	Address

Fortune Brands Windows, Inc.	3948 Townsfair Way, Suite 200
Columbus. Ohio 43219

2.2 Actions by the Member: Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.

2.3 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, to1t or otherwise, shall be the debts, obligations and liabilities of the Company. Except as otherwise provided in the Act, by any applicable law or regulation, the Member will not be obligated personally for any debt, obligation or liability of the Company or any of its affiliates, whether arising in contract tort or otherwise, solely by reason of being a Member of the Company.

2.4 Power of the Member. The Member shall have the power to exercise any and all rights or powers granted to the Member pursuant to the express terms of this Agreement and the Act. The Member (acting in its capacity as such) shall have the authority to represent and bind the Company to any third party with respect to any matter. The Member shall have the management powers set forth in Article 3 of this Agreement.

2.5 Admission of Members. Any new member shall be admitted only upon the approval of the Member. Prior to the admission of any additional member to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have an additional member. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as determined by the Member.

ARTICLE III

Management

3.1 Management of the Company. The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the Member. The Member may delegate to one or more officers of the Company, with such titles and duties as the Member may from time to time consider appropriate, such power and authority as the Member considers appropriate, including the power, acting individually or jointly, to represent, act on behalf of and bind the Company, in accordance with the scope of any such delegated power, authority and duties and subject to the terms of this Agreement.

3.2 Officers Generally. Unless otherwise provided by resolution of the Member, the officers of this Company (“Officers”) shall have the titles, powers and authority and duties described in this Agreement.

3.2.1 Appointment. The Officers shall be a President, a Secretary and a Treasurer, and may include one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers, each of whom shall be appointed by the Member. The Member may appoint one or more other officers as the Member may from time to time determine. Any one or more offices may be held by the same person.

3.2.2 Term of Office. Each Officer shall hold office from the time of such Officer’s appointment and qualification to the time at which such Officer’s successor is appointed and qualified, unless such Officer shall die or resign or shall be removed.

3.2.3 Resignation. Any Officer may resign at any time by giving written notice of such resignation to the Member, the President or the Secretary of the Company. Any such resignation shall take effect at the time specified therein, or, if no time is specified, upon receipt thereof by the Member or one of the above-named Officers; and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective.

3.2.4 Removal. Any Officer may be removed at any time, with or without cause, by the Member.

3.2.5 Vacancies. A vacancy however caused in any office of the Company may be filled by the Member.

3.2.6 Compensation. The compensation of all Officers and all other agents and employees shall be fixed by or in the manner determined by the Member.

3.3 Duties and Responsibilities of Officers.

3.3.1 General. The officers of the Company shall have such duties and responsibilities as may be determined by the Member. Unless otherwise determined by the Member, the following officers shall have the following duties and responsibilities (subject to Section 3.6):

3.3.1.1 President. The President shall be the chief executive officer of the Company and shall have the general supervision, administration and direction of all the Company’s affairs, subject to the direction of the Member. The President shall have authority to execute contracts, deeds, notes, mortgages, bonds, other obligations, and other papers in the name of the Company. The President shall have such powers and duties as generally pertain to the office of President of a Delaware corporation, subject to the direction of the Member. The President shall perform such other duties and shall have such other powers as the Member from time to time may determine.

3.3.1.2 Vice President. Any Vice President shall have such powers and duties as generally pertain to the office of Vice President of a Delaware corporation, subject to the direction of the Member and the President and as the Member or the President may from time to time prescribe. The Vice President, if any, shall perform all duties of the President, in case of the President’s disability or inability to act or if there is no President at any time for any reason. The authority of the Vice President to execute on behalf of the Company any contracts, notes, deeds, mortgages, and other papers not requiring specific approval of the Member or the execution of which the Member has not specifically delegated to another Person shall be coordinate with the authority of the President. If more than one Vice President is appointed, the Vice President designated by the Member shall perform the duties of the President upon the President’s disability or inability to act, or if there is no President at any time or any reason. If the Member fails to make such a designation, the Vice President who has held the office of Vice President for the longest consecutive period immediately prior to the President’s disability or inability to act, or if there is no President at any time or any reason, shall perform the duties of the President.

3.3.1.3 Secretary. The Secretary shall keep the minutes of all meetings, consents or other actions of the Member, held, executed or taken by the Member as such with respect to the Company. The Secretary shall exercise the powers and shall perform the duties incident to the office of the Secretary of a Delaware corporation, subject to the direction of the Member and the President, and those that may otherwise from time to time be assigned to the Secretary by the Member or by the President, subject to the direction of the Member. The authority of the Secretary to execute on behalf of the Company any contracts, notes, deeds, mortgages, and other papers not requiring specific approval of the Member or the execution of which the Member has not specifically delegated to another individual shall be coordinate with the authority of a Vice President.

3.3.1.4 Assistant Secretary. The Assistant Secretary, if any, or if there be more than one, the Assistant Secretaries in the order determined by the Member (or if there be no such determination, then in the order of their appointment) shall, in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and shall have such other powers as the Member from time to time may determine.

3.3.1.5 Treasurer. The Treasurer shall be the chief financial officer of the Company and shall have care of all funds and securities of the Company and shall exercise the powers and shall perform the duties incident to the office of the Treasurer of a Delaware corporation, subject to the direction of the Member and the President. The Treasurer shall have the power to designate any bank or banks or other financial institutions as depositories for the funds and securities of the Company and to designate signatories for the Company’s bank or other depositary accounts, including authorization of the use of facsimile signatures or give electronic instruct ions, and to change such signatories from time to time, in each case subject to the direction of the Member and the President. The Treasurer may delegate any of the Treasurer’s powers to any Assistant Treasurer appointed by the Member or to any other Officer or agent of the Company, subject to approval of the Member or the President. The Treasurer shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all funds and securities in the name and to the credit of the Company in such banks or other financial institutions as may be designated as depositories for the funds or securities of the Company by the Treasurer, subject to the direction of the Member and the President. The Treasurer shall disburse the funds of and buy or sell securities held by the Company as may be ordered by the Member or the President, taking proper vouchers for such transactions, and shall render to the President and to the Member, when the Member so requires, an account of all such transactions. The Treasurer shall prepare or cause to be prepared and shall provide to the Member such books, records, reports and certificates concerning the financial condition, results of operations, cash flows and internal controls over financial reporting of the Company as the Member may from time to time request. The authority of the Treasurer to execute on behalf of the Company any contracts, notes, deeds, mortgages, and other papers not requiring specific approval of the Member or the execution of which the Member has not specifically delegated to another individual shall be co-ordinate with the authority of a Vice President. The Treasurer shall perform such other duties and shall have such other powers as the Member from time to time may determine.

3.3.1.6 Assistant Treasurer. The Assistant Treasurer, if any, or if there shall be more than one, the Assistant Treasurers in the order determined by the Member (or if there be no such determination. then in the order of their appointment), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and shall have such other powers as the Member from time to time may determine.

3.4 No Personal Liability. Except as otherwise provided in the Act, by any applicable law or regulation, no Officer will be obligated personally for any debt, obligation or liability of the Company or any of its affiliates, whether arising in contract, tort or otherwise, solely by reason of being an Officer of the Company.

3.5 Actions Requiring Member Vote. The Officers may not take any of the following actions without the written approval of the Member:

3.5.1 cause or permit the Company to make any distribution on the Common Interests which has not been authorized as provided in Section 5.2;

3.5.2 take or permit the Company to take any act in contravention of this Agreement;

3.5.3 cause or permit the Company to engage in any merger. consolidation or other business combination with any person other than the Member;

3.5.4 amend or restate the Company’s Certificate of Formation or this Agreement;

3.5.5 cause or permit the Company to issue any Common Interests to any person other than the Member;

3.5.6 cause or permit the Company to distribute, sell or otherwise dispose of substantially all of the assets of the Company to any person other than the Member; or

3.5.7 cause or permit the Company to liquidate or dissolve.

ARTICLE IV

Capital Structure and Contributions

4.1 Capital Structure. The capital structure of the Company shall consist of one class of common interests (the “Common Interests”). All Common Interests shall be identical with each other in every respect. The Member shall own all of the Common Interests issued and outstanding. The Company will not issue any certificates to evidence ownership of Common Interests.

4.2 Capital Contributions. The Member shall not be required to make capital contributions. From time to time, the Member may determine that the Company requires capital and may, at its option, make capital contribution(s) in an amount determined by the Member. Such capital contributions may be made in cash, other property or services as determined by the Member. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

ARTICLE V

Profits, Losses and Distributions

5.1 Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Member. In each year, profits and losses shall be allocated entirely to the Member.

5.2 Distributions. The Member shall have the sole and final authority to (i) determine profits available for distribution and the amount, if any, to be distributed to the Member, and (ii) authorize and distribute on the Common Interests, the determined amount when, as and if declared by the Member. The distributions of the Company shall be allocated entirely to the Member.

ARTICLE VI

Events of Dissolution

6.1 The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events (each, an “Event of Dissolution”):

6.1.1 the Member votes for dissolution of the Company;

6.1.2 a judicial dissolution of the Company under Section 18-802 of the Act;

6.1.3 death or dissolution of the Member; or

6.1.4 bankruptcy of the Member.

ARTICLE VII

Transfer of Interests in the Company

7.1 No interest in the Company may be sold, assigned, transferred, conveyed, gifted, exchanged or otherwise disposed of without the prior written consent of the Member.

ARTICLE VIII

Exculpation and Indemnification

8.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Member, or any officers, employees, affiliates, representatives or agents of any of the Member, nor any Officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement. any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.

8.2 Indemnification. To the fullest extent permitted by the Act, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings. civil. criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 8.2 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Member. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 8.2.

8.3 Non-Exclusivity of Rights. The rights to indemnification and advancement of expenses conferred in Section 8.2 shall neither be exclusive of nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted under this Agreement, any statute, agreement, vote of Member or otherwise.

8.4 Amendments. Any repeal or modification of this Article 8 by the Member shall not adversely affect any rights of such Covered Person pursuant to this Article 8, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

8.5 Insurance. To the fullest extent authorized or permitted by the Act, the Company may purchase and maintain insurance on behalf of any current or former Covered Person against any liability asserted against such person, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Article 8 or otherwise.

8.6 Survival. The provisions of this Article 8 shall survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE IX

Miscellaneous

9. 1 Amendments. Amendments to this Agreement and to the Certificate of Formation shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Act.

9.2 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

9.4	Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day first above written.

FORTUNE BRANDS WINDOWS, INC.

By:	/s/ Mark Savan
Title:	President